EXHIBIT 7 (C)

                     INSTRUMENT OF ASSIGNMENT AND ASSUMPTION

         WHEREAS, 1784 Funds, a Massachusetts business trust now known as Boston 1784 Funds ("Boston 1784 Funds"), and The First National Bank of Boston, a national banking association now known as BankBoston, National Association ("BankBoston"), are parties to a Custodian Agreement, dated as of June 1, 1993 (as amended from time to time, the "Custodian Agreement"), pursuant to which BankBoston acts as Custodian to Boston 1784 Funds; and

         WHEREAS, it is desired to assign the Custodian Agreement to Investors Bank & Trust Company, a Massachusetts trust company ("IBT"), and to amend the Custodian Agreement in connection therewith;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth herein, the parties hereto mutually AGREE:

         1. BankBoston hereby assigns, and IBT hereby assumes, the rights and obligations of the Custodian under the Custodian Agreement.

         2. Section 15 of the Custodian Agreement is hereby amended to provide as follows:

         "Section 15.      TERM, TERMINATION AND ASSIGNMENT.

         This Agreement shall have an initial term until September 30, 2000, and, if not terminated in accordance with the provisions hereof, shall automatically renew for additional one-year terms.

         This Agreement may be terminated
                  (a) by either party, upon notice given at least ninety days before the expiration of the initial term or any additional term, effective as of the end of such term; or
                  (b) by either party in the event of breach of this Agreement by the other party (including, without limitation, the Custodian's failure to meet reasonable performance standards) after notice of such breach and failure to cure such breach within sixty days thereafter, effective immediately upon the expiration of such sixty-day notice period or at such later time as the terminating party may specify by notice.

         Upon termination of this Agreement, the Custodian shall deliver the Securities and cash in the Account of the Fund to such entity as is designated in writing by the Fund and in the absence of such a designation may, but shall not be obligated to, deliver them to a bank or trust company of the Custodian's own selection having an aggregate capital, surplus and undivided profits as shown by its last published report of not less than 50 million dollars ($50,000,000), the Securities and cash to be held by such bank or trust company for the benefit of the Fund under terms similar to those of this Agreement and the Fund to be obligated to pay to such transferee the then current rates of such transferee for services rendered by it; provided, however, that the Custodian may decline to transfer such amount of such Securities and cash equivalent to all fees and other sums owing by the Fund to the Custodian, and the Custodian shall have a charge against and security interest in such amount until all monies owing to it have been paid, or escrowed to its satisfaction.

         This Agreement may not be assigned by the Custodian without the consent of the Fund, authorized or approved by a resolution of the Fund's Board of Trustees."

         3. Addresses for notices under the Custodian Agreement shall be as set forth below, or to such other addresses as may hereafter be provided in accordance with Section 21 of the Custodian Agreement.

         (a)      If to IBT, at

         Investors Bank & Trust Company
         200 Clarendon Street
         Boston, MA  02116
         Attention:  Michael F. Rogers, Executive Vice President

         with a copy to:

         Investors Bank & Trust Company
         200 Clarendon Street
         Boston, MA  02116
         Attention:  John E. Henry, Esq., General Counsel

         (b)      If to Boston 1784 Funds, at

         Boston 1784 Funds
         c/o SEI Investments Company
         1 Freedom Valley Drive
         Oaks, PA  19456
         Attention:  Robert A. Nesher, President

         with a copy to:

         Roger P. Joseph, Esq.
         Bingham Dana LLP
         150 Federal Street
         Boston, MA  02110

         and to:

         Richard E. Horn
         BankBoston, N.A.
         Mail Stop 01-15-03
         100 Federal Street
         Boston, MA 02110


         John M. Baker, Esq., Senior Counsel
         BankBoston, N.A.
         Mail Stop 01-19-02
         100 Federal Street
         Boston, MA  02110

         IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Assignment and Assumption to be executed by their respective officers thereunto duly authorized as of the 30th day of September, 1998.


                        BOSTON 1784 FUNDS



                        By: /S/ JOSEPH O'DONNELL
                            --------------------
                            Name: Joseph O'Donnell
                            Title:   Vice President and Assistant Secretary


                        BANKBOSTON, NATIONAL ASSOCIATION



                        By: /S/ JAMES J. PEARL
                            ------------------
                            Name:  James J. Pearl
                            Title:   Director, Merger & Acquisitions


                        INVESTORS BANK & TRUST COMPANY



                        By: /S/ MICHAEL ROGERS
                            ------------------
                            Name: Michael Rogers
                            Title:   Executive Vice President

                                   APPENDIX A

                         INVESTORS BANK & TRUST COMPANY
                               CUSTODY FEE SCHEDULE
                                BOSTON 1784 FUNDS

DOMESTIC CUSTODIAN FEE

ANNUAL ADMINISTRATIVE FEE -- BILLED MONTHLY IN ARREARS

    .05% on the Market Value of Assets Held by the Fund

PORTFOLIO TRANSACTION FEE                                          PER ITEM

    Book Entry (DTC, Federal Reserve) Transactions                   $ 8
    Physical Transactions                                            $25
    Options Trading                                                  $50
    GNMA and Mortgage Backed Transactions                            $35
    GNMA and Mortgage Backed Principal Payments                      $ 5

GLOBAL CUSTODIAN FEE

    Please refer to Appendix A for a detailed list of market value fees and transaction charges itemized for each country.

SUPPLEMENTAL FEE AND CREDIT

CREDIT FOR CASH BALANCES

    Compensating Balances will be credited at the rate of 75% of the 90 Day Treasury Bill rate, less Federal Reserve requirements and FDIC assessments. No credit carried forward.

OVERDRAFT CHARGE

    Overdrawn accounts will incur a penalty based on the amount of the overdraft at a rate established by the then current overdraft policy.

OUT OF POCKET EXPENSES

    Certain expenses specifically related to the 1784 Funds will be charged as incurred, including, but not limited to, Postage, Insurance Courier, Copying, Microfiche, Stop Payments.

/s/signature                                     /s/signature
-------------------------------                  -------------------------------
Investors Bank & Trust Company                   Boston 1784 Funds

INVESTORS BANK & TRUST COMPANY
GLOBAL CUSTODY FEE SCHEDULE FOR BOSTON 1784 FUNDS


--------------------------------------------------------------------------------
COUNTRY                             BP CHARGE                 TRANSACTION CHARGE
                                     (POINTS)                               ($$)
--------------------------------------------------------------------------------
ARGENTINA*                              22.00                             $75.00
AUSTRALIA                                5.00                              60.00
AUSTRIA                                  7.00                              60.00
BANGLADESH                              41.00                             150.00
BELGIUM                                  7.00                              60.00
BAHRAIN                                 41.00                             140.00
BOTSWANA                                50.00                             175.00
BRAZIL**                                29.00                              80.00
CANADA                                   5.00                              30.00
CHILE**                                 45.00                             100.00
CHINA                                   20.00                              75.00
COLOMBIA***                             45.00                             140.00
CYPRUS                                  50.00                             150.00
CZECH REPUBLIC                          20.00                              75.00
DENMARK                                  5.00                              60.00
ECUADOR                                 45.00                             100.00
EGYPT                                   41.00                             100.00
EUROCLEAR - INTERNAL                     5.00                              20.00
EUROCLEAR - "CROSS BORDER"               5.00                              60.00
FINLAND                                  7.00                              70.00
FRANCE                                   5.00                              60.00
FRANCE DEBT                              5.00                              60.00
GERMANY                                  5.00                              30.00
GHANA                                   50.00                             200.00
GREECE                                  45.00                             130.00
HONG KONG                               10.00                              65.00
HUNGARY                                 50.00                             200.00
INDIA****                               50.00                               50BP
INDONESIA                               13.00                              65.00
IRELAND                                  7.00                              60.00
ISRAEL                                  50.00                             150.00
ITALY DEBT                               5.00                              50.00
ITALY EQUITY                             5.00                              50.00
JAPAN                                    5.00                              30.00
JORDAN                                  41.00                             120.00
KENYA                                   50.00                             200.00
KOREA                                   13.00                              65.00
LEBANON                                 41.00                             140.00
LITHUANIA                               20.00                              75.00
LITHUANIA T-BILLS                       25.00                              75.00
LUXEMBOURG                               7.00                              60.00

--------------------------------------------------------------------------------
COUNTRY                              BP CHARGE                TRANSACTION CHARGE
                                      (POINTS)                              ($$)
--------------------------------------------------------------------------------
MALAYSIA                                 10.00                             70.00
MAURITIUS                                41.00                            140.00
MEXICO                                   10.00                             40.00
MOROCCO                                  40.00                            150.00
NAMIBIA                                  50.00                            200.00
NETHERLANDS                               5.00                             40.00
NEW ZEALAND                               5.00                             60.00
NORWAY                                    7.00                             90.00
OMAN                                     41.00                            140.00
PAKISTAN                                 41.00                            140.00
PERU                                     50.00                            150.00
PHILIPPINES                              13.00                             65.00
POLAND                                   50.00                            150.00
POLAND T-BILLS                           29.00                            110.00
PORTUGAL                                 20.00                            125.00
RUSSIA - EQUITIES                        41.00                            250.00
RUSSIA - MIN FIUS                        35.00                            140.00
SINGAPORE                                10.00                             65.00
SLOVAKIA                                 20.00                             75.00
SLOVENIA                                 41.00                            100.00
SOUTH AFRICA                              7.00                             40.00
SPAIN - EQUITY & CORP DEBT                7.00                             60.00
SPAIN - GOV'T DEBT                        5.00                             60.00
SRI LANKA                                13.00                             65.00
SWAZILAND                                50.00                            200.00
SWEDEN                                    5.00                             40.00
SWEDEN DEBT                               5.00                             40.00
SWITZERLAND                               5.00                             60.00
TAIWAN                                   13.00                             65.00
THAILAND                                 10.00                             65.00
TURKEY                                   41.00                            140.00
UK                                        5.00                             50.00
URUGUAY                                  50.00                            150.00
VENEZUELA**                              45.00                            140.00
ZAMBIA                                   50.00                            200.00
ZIMBABWE                                 50.00                            175.00

*Bonds Billed at Residual Value
**Local Administration Fee Included in Custody Fee
***20 BP Local Administration Charge Applied to Trades
****Trades Billed at 50 BP
Out-of-Pocket charges are passed through as actuals in all markets.

                      PROCEDURAL AND SAFEKEEPING AGREEMENT
                      ------------------------------------

         This Procedural and Safekeeping Agreement (this "Agreement") is entered into by Boston 1784 Funds, a Massachusetts business trust, on behalf of its separate series funds (each a "Fund") listed on Attachment A hereto (hereinafter collectively and individually called "Customer"), BankBoston, National Association (collectively with its affiliates, "BankBoston"), and Investors Bank & Trust Company (the "Custodian").

1.       ADVANCES BY BANKBOSTON.

         From time to time, BankBoston may, at its sole discretion, advance cash to a Fund or on behalf of a Fund to a third party or otherwise extend credit to a Fund, whether in the form of a loan, advance, overdraft, or otherwise (an "Advance"), and in the event of an Advance, all property held by the Custodian on behalf of the Fund (the "Collateral") shall serve as security for the Fund's obligation to repay such Advance until such time as such Advance is repaid. Notwithstanding the foregoing, in the case of Advances to Boston 1784 Asset Allocation Fund, Boston 1784 Growth and Income Fund, Boston 1784 U.S. Treasury Money Market Fund, Boston 1784 Institutional U.S. Treasury Money Market Fund, Boston 1784 Tax-Free Money Market Fund, Boston 1784 U.S. Government Medium-Term Income Fund, Boston 1784 Tax-Exempt Medium-Term Income Fund, or Boston 1784 Massachusetts Tax-Exempt Income Fund, the amount of all Advances to a Fund that are secured by the Collateral shall not exceed 10% of the current value of the total assets of such Fund at the time of the incurrence of the last such Advance. Customer on behalf of each Fund hereby pledges and grants BankBoston a security interest in the Collateral to secure any such Advance to such Fund and agrees to repay such Advance promptly without demand from BankBoston (and in any event, as soon as reasonably practicable following any demand by BankBoston), unless otherwise agreed by both Customer and BankBoston. If repayment of any Advance is not made in accordance with the terms hereof, BankBoston shall have the rights and remedies of a secured party under the Massachusetts Uniform Commercial Code (the "Code") including the right to sell any of the Collateral on any securities market, or at public or private sale in a commercially reasonable manner, which Customer agrees may be without notice to Customer or prior tender, demand or call upon Customer. Subject to the Code and to the Investment Company Act of 1940, BankBoston may purchase all or any part of the Collateral free from any redemption right, but Customer will remain liable for any deficiency, including reasonable brokerage fee commissions. The parties acknowledge and agree that all securities and security entitlements constituting any part of the Collateral shall have been "delivered" to and under the "control" of BankBoston as that term is defined in Section 8-106 of the Code.

2.       ESTABLISHMENT OF SAFEKEEPING ACCOUNT; CONDITIONS OF ACCOUNT.

         (a) Customer hereby requests Custodian, and Custodian hereby agrees, to open and maintain a safekeeping account (the "Safekeeping Account"), to be designated in the name of "BankBoston, Segregated Account for the benefit of Boston 1784 Funds" for the purpose of providing custody of all Property now or hereafter deposited with and accepted by Custodian that Customer is required to deposit and maintain from time to time in respect of any Advances by BankBoston; and

         (b) Custodian shall hold all Property deposited in the Safekeeping Account in custody for Customer and BankBoston in accordance with the terms of this Agreement, and shall take only such actions with respect to such Property as are required or permitted by this Agreement.

         (c)      Custodian shall:

                  (1) collect and hold in the Safekeeping Account all dividends, interest and other distributions or income in respect of securities held in the Safekeeping Account, and all payments at maturity, redemption, sale or other disposition of such securities; PROVIDED that, unless a Notice (as defined in Section 6(a) of this Agreement) has been delivered by BankBoston pursuant to
Section 6(a) of this Agreement, all dividends, interest and other distributions and income in respect of such securities received by Custodian shall be paid by Custodian to Customer (or in accordance with Customer's instructions) at the time such amounts are collected;

                  (2) promptly after the close of business on each Custodian Business Day (which shall be defined for purposes of this Agreement as any day (other than a Saturday or Sunday) on which the office of the Custodian at which the Safekeeping Account is maintained is not authorized or required to be closed), provide a written confirmation to each of BankBoston and Customer of all activity in the Safekeeping Account and stating that it is holding all Property in such accounts for the benefit of Customer subject to BankBoston's rights hereunder;

                  (3) within five Custodian Business Days of the end of each month, provide a written statement to BankBoston and Customer of all Property held in the Safekeeping Account on the last Custodian Business Day of such month; and

                  (4) on request, confirm to BankBoston and Customer all Property held in the Safekeeping Account.

         (d) Any and all expenses of establishing, maintaining or terminating the Safekeeping Account, including without limitation any and all expenses incurred by Custodian in connection with the Safekeeping Account, shall be borne by Customer.

         (e) Custodian hereby acknowledges that BankBoston holds a first priority, perfected security interest in the Collateral, superior in right of title to any security interest that Custodian may have or hereafter obtain.

3.       DEPOSITS AND WITHDRAWALS OF COLLATERAL IN THE SAFEKEEPING ACCOUNTS.

         Customer shall deposit and maintain in the Safekeeping Account all Property that is in the custody of the Custodian, except to the extent that BankBoston may consent to Property being excluded from the Safekeeping Account. Custodian shall release Property from a Safekeeping Account to Customer only upon receipt by Custodian of Customer's instruction and BankBoston's prior approval of such withdrawal.

4.       DELIVERIES OF ADDITIONAL COLLATERAL

         If BankBoston notifies Customer on any BankBoston Business Day that Customer is required to deposit additional Collateral, Customer shall deposit such additional Collateral in the Safekeeping Account in accordance with Section 3 hereof. The value of the Collateral in the Safekeeping Account shall at all times be sufficient to secure all Advances and comply with all applicable laws, including, without limitation, Section 23A of the Federal Reserve Act.

5.       FORM OF PROPERTY DEPOSITED IN SAFEKEEPING ACCOUNT.

         Custodian may hold any securities in the Safekeeping Account in bearer, nominee, book-entry or other form and in any depository or clearing corporation; PROVIDED, HOWEVER, that all securities held in the Safekeeping Account shall be identified on Custodian's records as being subject to the security interest in favor of BankBoston created by this Agreement and shall be held in a form that permits transfer without additional authorization by or consent of Customer.

6.       BANKBOSTON'S ACCESS TO THE SAFEKEEPING ACCOUNT.

         (a) If BankBoston has not received any payment required to be made by Customer in respect of any Advance in the manner and time provided by BankBoston, BankBoston shall deliver a notice (a "Notice") to Custodian stating that all conditions precedent to BankBoston's right to have access to the Property in the Safekeeping Account have been satisfied. So long as BankBoston's rights or position would not be jeopardized thereby, BankBoston shall make a good faith effort to notify Customer of its intention to act pursuant to this
Section 6 before taking any such action, PROVIDED that BankBoston shall not be deemed to have breached any obligation to Customer if no such notice is given.

         (b) After BankBoston shall have delivered a Notice as provided in
Section 6(a), (i) Custodian shall not accept any instructions from Customer with respect to the Safekeeping Accounts or permit Customer to take any action with respect to the Safekeeping Account or any Property held in the Safekeeping Account, other than to accept or permit Customer to make deposits to the Safekeeping Account, until further notice from BankBoston; and (ii) Custodian shall either (A) transfer to BankBoston ownership of any securities held in the Safekeeping Account, which securities shall be valued by BankBoston in its good faith judgment, based on the Market Price for such securities on the BankBoston Business Day preceding the BankBoston Business Day on which such Notice was given, (B) sell any securities in the Safekeeping Account at prevailing market prices and transfer to BankBoston the proceeds of such sales, or (C) perform any combination of (A) and (B), in each case as instructed by BankBoston, PROVIDED that the aggregate of the value assigned by BankBoston to any securities so transferred to BankBoston and the amount of proceeds of such sales shall not exceed the amount of the payments specified in such Notice. Custodian shall retain for Customer's benefit any balance in the Safekeeping Account. BankBoston shall give consideration to any timely request by Customer with respect to particular securities to be transferred or sold, but shall not be obligated to comply with any such request if BankBoston, in its reasonable judgment, believes that its rights or position would be jeopardized thereby.

         (c) Custodian shall promptly inform Customer of any actions taken by it pursuant to this Section 6.

7.       CUSTOMER'S REPRESENTATIONS

         Customer hereby represents and warrants, for the benefit of BankBoston and the Custodian, that:

         (a) Customer has full power and authority to enter into this Agreement and to engage in the transactions contemplated hereby.

         (b) this Agreement is the valid and binding agreement of Customer, enforceable against Customer in accordance with its terms.

8.       CUSTODIAN'S ACKNOWLEDGMENTS, RIGHTS AND RESPONSIBILITIES

         (a) Custodian hereby agrees that Custodian shall not be entitled to combine the Safekeeping Account with any other account or to exercise any right of set-off or counterclaim against such account.

         (b) Custodian shall have no duty to require any Property to be delivered to it, to determine that the amount and form of Property deposited in the Safekeeping Account complies with any applicable requirements or to determine whether BankBoston has the right to give the Notice referred to in
Section 6 of this Agreement.

         (c) Custodian shall not be liable or responsible for anything done or omitted to be done by it in good faith and in the absence of negligence, PROVIDED that, in the event that Custodian utilizes any sub-custodians in connection with the custody of assets held in the Safekeeping Account, Custodian shall be responsible and liable for the custody of such assets, and shall have the obligations set forth herein with respect to such assets, to the same extent as if such assets were held by Custodian directly.

         (d) Custodian may rely, and shall be protected in acting, upon any notice, instruction or other communication that it reasonably believes to be genuine and authorized by the appropriate party hereto.

         (e) As between BankBoston and Custodian, BankBoston shall indemnify and hold Custodian harmless from and against any losses or liabilities (including legal fees and claims of the Customer) arising from action taken or not taken pursuant to instructions of BankBoston hereunder, except to the extent that any such loss or liability results from Custodian's negligence or bad faith. As between Customer and Custodian, Customer shall indemnify and hold Custodian harmless from and against any losses or liabilities arising from action taken or not taken pursuant to instructions of Customer and BankBoston hereunder, except to the extent that any such loss or liability results from Custodian's negligence or bad faith.

9.       COMMUNICATIONS

         (a) Unless otherwise specified in this Agreement, all reports, instructions and other communications by any party to another under this Agreement may be oral or written, and shall be given by the most expeditious means reasonably available. All oral communications shall promptly be confirmed in writing.

         (b) Any report, instruction or other communication transmitted to Customer or Custodian pursuant to this Agreement shall be transmitted to Customer or Custodian, as the case may be, at the applicable address or telecopier or telephone number set forth on the signature page of this Agreement or at such other address or number as Customer or Custodian, as the case may be, notifies each other party hereto in writing.

         (c) Any report, instruction or other communication transmitted to BankBoston pursuant to this Agreement shall be transmitted to BankBoston at 100 Federal Street, Mail Stop 01-15-03, Boston, MA 02110, Attention: Richard E. Horn, by telecopier at (617) 434-1575 or by telephone at (617) 434-9471 or at such other address or number as BankBoston notifies each other party hereto in writing.

10.      SEVERABILITY

         If any provision of this Agreement is or at any time becomes inconsistent with or invalid under any present or future Applicable Law, such inconsistent or invalid provision shall be deemed to be superseded or modified to conform to such Applicable Law, but in all other respects this Agreement shall continue in full force and effect.

11.      TERMINATION AND CLOSING OF THE SAFEKEEPING ACCOUNTS.

         (a) This Agreement shall terminate and the Safekeeping Account shall be closed only upon the written consent of Customer and BankBoston. Upon termination of this Agreement and the closing of the Safekeeping Account and the satisfaction of all Customer's obligations to BankBoston hereunder, and receipt by Custodian of notice to such effect from Customer and BankBoston, Custodian shall transfer to Customer all Property then held in the Safekeeping Account.

         (b) Custodian may resign from its duties hereunder upon 60 days' prior written notice to Customer and BankBoston, PROVIDED that such resignation shall not be effective until (i) successor safekeeping accounts have been established on terms acceptable to BankBoston or (ii) all of Customer's obligations to BankBoston under all Advances are satisfied.

12.      AMENDMENT OR WAIVER.

         No provision of this Agreement shall in any respect be waived or modified unless such waiver or modification is in writing and signed by authorized representatives of each of Customer, BankBoston and Custodian. The rights and remedies of each party under this Agreement are cumulative and no waiver or modification of this Agreement or of any such right or remedy may be inferred from any failure by any such party to exercise any right or remedy under this Agreement.

13.      CUSTODIAL AGREEMENT

         If Customer and Custodian are parties to a custodial agreement that relates to accounts such as the Safekeeping Account, then the Safekeeping Account shall be subject to such custodial agreement, as well as to this Agreement. To the extent that this Agreement is inconsistent with such custodial agreement, this Agreement shall govern with respect to the subject matter hereof.

14.      SUCCESSORS; BINDING EFFECT

         (a) This Agreement shall inure to the benefit of, and be binding upon, each of the parties and their respective successors and assigns.

         (b) Except as otherwise provided herein, this Agreement and the obligations of Customer and Custodian hereunder may not be assigned or delegated by Customer or Custodian, as the case may be, without the prior written consent of BankBoston, and any purported assignment or delegation without such consent shall be void. BankBoston may not assign its rights nor delegate its obligations under this Agreement, in whole or in part, without the prior written consent of Customer, and any purported assignment or delegation without such consent shall be void, except for an assignment and delegation of all of BankBoston's rights and obligations hereunder in whatever form BankBoston determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of BankBoston's assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such assignment and delegation of rights and obligations, BankBoston shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such assignment and delegation.

15.      GOVERNING LAW.

         The construction, validity, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without giving effect to conflicts of law principles).

16.      CONSENT TO JURISDICTION

         Each of the parties hereto submits to the non-exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the Federal court in Massachusetts with respect to any proceeding arising out of or relating to this Agreement or any transaction in connection herewith, and consents to the service of process by the mailing to such party of copies thereof by certified mail to the address of such party specified according to Section 10 of this Agreement, such service to be effective ten days after mailing. Each of the parties hereto hereby waived irrevocably (i) any objection to the jurisdiction of any such court which it might otherwise be entitled to assert in any proceeding arising out of or relating to this Agreement or any transaction in connection herewith; and (ii) any defense of sovereign immunity or other immunity from suit or enforcement, whether before or after judgment.

17.      COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument

                    {REMAINDER OF PAGE INTENTIONALLY BLANK.}

         The parties hereto have caused this Agreement to be executed by their duly authorized representative as of the date first above written.


BOSTON 1784 FUNDS



  /S/ JOSEPH O'DONNELL
----------------------------
By:   Joseph O'Donnell
Title:  Vice President and Assistant
         Secretary



INVESTORS BANK & TRUST COMPANY



  /S/ MICHAEL ROGERS
----------------------------
By:   Michael Rogers
Title:  Executive Vice President

Address:  200 Clarendon Street
           Boston, MA  02116


BANKBOSTON, NATIONAL ASSOCIATION



  /S/ JAMES J. PEARL
----------------------------
By:   James J. Pearl
Title: Director, Mergers and Acquisitions

Date:  October 1, 1998